Virax Biolabs Group Limited c/o - Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman KY1-9009 Cayman Islands	D +852 3656 6061
E florence.chan@ogier.com

Reference: FYC/ACG/500373.00003

21 March 2023

Virax Biolabs Group Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about the date hereof. The Registration Statement relates to the resale by certain selling shareholders of the Company as stated in the Registration Statement (collectively, the Selling Shareholders) of up to 11,453,062 ordinary shares of US$0.0001 par value each of the Company (the Ordinary Shares) which are presently issued and outstanding (the Resale Shares). The Resale Shares are comprised of:

(a)

1,500,000 Ordinary Shares (the PIPE Shares) issued pursuant to the securities purchase agreement, dated as of March 8, 2023, entered into between the Company and Armistice Capital Master Fund Ltd. (the PIPE Securities Purchase Agreement);

(b)

2,343,309 Ordinary Shares (the Pre-Funded Warrant Shares) issued or issuable upon the exercise of pre-funded warrant (the Pre-Funded Warrant) that were issued pursuant to the PIPE Securities Purchase Agreement;

(c)

3,497,412 Ordinary Shares (the Series A Option Shares) issued or issuable upon the exercise of series A preferred investment option (the Series A Option) that were issued pursuant to the PIPE Securities Purchase Agreement;

(d)	3,843,309 Ordinary Shares (the Series B Option Shares, collectively with the Series A Option Shares, the Preferred Option Shares) issued or issuable upon the exercise of series B

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan Lin Han Cecilia Li Rachel Huang Richard Bennett James Bergstrom Marcus Leese

DOCPROPERTY WSFooter \* MERGEFORMAT 102-6557241-2

preferred investment option (the Series B Option, collectively with the Series A Option, the Preferred Options) that were issued pursuant to the PIPE Securities Purchase Agreement; and

(e)

269,032 Ordinary Shares (the Placement Warrant Shares) issue or issuable upon the exercise of placement agent warrants (the Placement Warrants) that were issued to certain designees of H.C. Wainwright & Co., the placement agent appointed under the PIPE Securities Purchase Agreement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)
the certificate of incorporation of the Company dated 2 September 2021 issued by the Registrar of Companies of the Cayman Islands (the Registrar) and a certificate of incorporation on change of name of the Company issued by the Registrar dated 19 January 2022;
(b)
the second amended and restated memorandum and articles of association of the Company filed with the Registrar on 19 June 2022 (the Memorandum and Articles);
(c)
a certificate of good standing dated 8 March 2023 (the Good Standing Certificate) issued by the Registrar in respect of the Company;
(d)
the register of directors and officers of the Company as at 21 November 2022 (the Register of Directors);
(e)
the listed register of members of the Company provided to us on 8 March 2023 showing the issued share capital of the Company as at 27 February 2023 as 13,906,598 ordinary shares (the Listed Register of Members, and together with the Register of Directors, the Registers);
(f)
a certificate dated 20 March 2023 as to certain matters of fact signed by a director of the Company (the Director’s Certificate), having attached to it a copy of the written resolutions of the board of directors of the Company dated 8 March 2023 and 10 March 2023 (the Board Resolutions);
(g)
the PIPE Securities Purchase Agreement;
(h)
the Pre-Funded Warrant;

DOCPROPERTY WSFooter \* MERGEFORMAT 102-6557241-2

(i)
the Preferred Options;
(j)
the Placement Warrants (and together with the PIPE Securities Purchase Agreement, the Pre-Funded Warrant and the Preferred Options, the Documents); and
(k)
the Registration Statement.

Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(l)
all original documents examined by us are authentic and complete;
(m)
all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;
(n)
all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;
(o)
each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;
(p)
all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;
(q)
the resolutions passed in the Board Resolutions remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transaction and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;
(r)
neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;
(s)
the maximum number of Ordinary Shares to be issued by the Company under the Documents would not exceed the Company's authorised share capital and the consideration payable for each of such Ordinary Shares shall be no less than the par value of US$0.0001 each; and

DOCPROPERTY WSFooter \* MERGEFORMAT 102-6557241-2

(t)
there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications and the limitations set forth below, we are of the opinion that:

Corporate status

(a)
The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Valid Issuance of Resale Shares

(b)
The PIPE Shares being proposed for resale by the Selling Shareholders have been validly issued, fully paid and non-assessable, except that the PIPE Shares shall be subject to the restrictions on transfer as provided for in the Documents.
(c)
The Pre-Funded Warrant Shares and the Placement Warrant Shares to be issued pursuant to the Pre-Funded Warrant and the Placement Warrants have been duly authorised for issue and when:
(i)
issued by the Company upon due exercise of the Pre-Funded Warrant and the Placement Warrants in accordance with the PIPE Securities Purchase Agreement, the Pre-Funded Warrant or the Placement Warrants (as the case may be) and the Board Resolutions as disclosed in the Registration Statement and in accordance with the Company's then effective memorandum and articles of association and once consideration as stated in the said documents which shall not be less than the par value per Pre-Funded Warrant Share or per Placement Share is paid; and
(ii)
such issuance of Pre-Funded Warrant Shares and Placement Shares has been duly registered in the Company's register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)
The Preferred Option Shares to be issued pursuant to the Preferred Options have been duly authorised for issue and when:
(i)
issued by the Company upon due exercise of the Preferred Options in accordance with the PIPE Securities Purchase Agreement, the Preferred Options and the Board Resolutions as disclosed in the Registration Statement and in accordance with the Company's then effective memorandum and articles of association and once consideration as stated in the said documents which shall not be less than the par value per Preferred Option Share is paid; and

DOCPROPERTY WSFooter \* MERGEFORMAT 102-6557241-2

(ii)
such issuance of Preferred Option Shares has been duly registered in the Company's register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

Limitations and Qualifications
4.1
We offer no opinion:
(a)
as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or
(b)
except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.
4.2
Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.
4.3
In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Governing law of this opinion
5.1
This opinion is:
(a)
governed by, and shall be construed in accordance with, the laws of the Cayman Islands;
(b)
limited to the matters expressly stated in it; and
(c)
confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

DOCPROPERTY WSFooter \* MERGEFORMAT 102-6557241-2

5.2
Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforcement of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the resale of the Resale Shares while the Registration Statement is effective.

Yours faithfully

Ogier

DOCPROPERTY WSFooter \* MERGEFORMAT 102-6557241-2